Exhibit 10.2

FIRST AMENDMENT TO AMENDED AND RESTATED

REIMBURSEMENT AGREEMENT

This Amendment, dated as of December 4, 2009, is made by and between CELLU TISSUE-CITYFOREST LLC, a Minnesota limited liability company (the “Borrower”), and ASSOCIATED BANK, NATIONAL ASSOCIATION, a national banking association (the “Bank”).

RECITALS

The Borrower and the Bank have entered into an Amended and Restated Reimbursement Agreement dated as of March 21, 2007, (the “Reimbursement Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Reimbursement Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Reimbursement Agreement, which the Bank is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Reimbursement Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Reimbursement Agreement is amended by adding or amending, as the case may be, the following definitions:

The table set forth in the definition of “Applicable Margin and Applicable Letter of Credit Fee Percentage”: is hereby amended in its entirety to read as follows:

		Revolving Loans Applicable Margin	Applicable Letter of Credit Fee Percentage
Levels	Leverage Ratio	Per Annum	Per Annum
3	≥3	2.25%	2.50%
2	≥2 & <3	2.00%	2.50%
1	<2	1.75%	2.50%

“Change of Control”: The occurrence of any of the following events (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in a change in the direct or indirect ownership of Borrower, such that:

(a) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Sponsor becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting Equity Interests of Cellu Tissue or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any outstanding voting Equity Interests of Cellu Tissue or any of its direct or indirect parent entities held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the outstanding voting Equity Interests of such parent entity); or

(b) the first day on which a majority of the members of the Board of Directors of Cellu Tissue are not Continuing Directors; or

(c) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Cellu Tissue and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(d) the adoption by the shareholders of Cellu Tissue of a plan or proposal for the liquidation or dissolution of Cellu Tissue; or

(e) Cellu Tissue shall cease to own, free and clear of all Liens other than Liens not prohibited by the Cellu Tissue JPMorgan Credit Agreement, 100% of the outstanding Equity Interests of the Borrower; or

(f) any other “Change of Control” (howsoever defined) shall occur under the Cellu Tissue Senior Secured Notes Loan Documents or the Cellu Tissue Credit Facility Loan Documents;

provided, that a holding company with no material assets or operations independent of its ownership of the Equity Interests of Cellu Tissue that is a direct or indirect parent Cellu Tissue shall not be deemed to “beneficially own,” directly or indirectly, the voting Equity Interests of Cellu Tissue or a direct or indirect parent of Cellu Tissue provided that the beneficial ownership of such parent remains the same as existed prior to the creation of such entity.

2. In addition, the following defined terms are hereby added to Section 1.1 of the Reimbursement Agreement:

“Board of Directors”: As to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Continuing Directors”: As of any date of determination, any member of the Board of Directors of Cellu Tissue who: (1) was a member of such Board of Directors on the First Amendment Effective Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Exchange Act”: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“First Amendment Effective Date”: means December 4, 2009.

3. Section 9.18 of the Reimbursement Agreement is hereby amended in its entirety to read as follows:

Section 9.18 Leverage Ratio. The Borrower shall not permit, as of any Quarterly Measurement Date, the Leverage Ratio to be greater than 2.5 to 1.0.

4. Section 9.19 of the Reimbursement Agreement is hereby amended in its entirety to read as follows:

Section 9.19 Fixed Charge Coverage Ratio. The Borrower shall not permit, as of any Quarterly Measurement Date, the Fixed Charge Coverage Ratio to be less than 1.2 to 1.0.

5. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Reimbursement Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

6. Consent to IPO and Reorganization. The Bank hereby consents to the IPO and the Reorganization and acknowledges and agrees that neither the IPO nor the Reorganization shall trigger any Default or Event of Default under the Reimbursement Agreement. As defined herein, “IPO” means the initial public offering of shares of common stock of Cellu Tissue as described in the S-1 Registration Statement filed by Holdings with the Securities and Exchange Commission on October 16, 2009, (File No. 333-162543) (the “S-1”). “Reorganization” means Cellu Tissue’s reorganization of its corporate structure through a series of mergers whereby Cellu Parent Corporation and Holdings will be merged into the Cellu Tissue in connection with the IPO as described in the S-1.

7. Amendment Fees. The Borrower shall pay the Bank as of the date hereof, a fully earned, non-refundable fee in the amount of $5,000 in consideration of the Bank’s execution of this Amendment. Upon effectiveness of this Amendment, the Borrower shall pay the Bank an additional fully earned, non-refundable fee in the amount of $20,000 in consideration of the Bank’s execution of this Amendment.

8. Conditions Precedent. This Amendment shall be effective at the “First Time of Delivery” (as defined in the Underwriting Agreement to be entered into in connection with the IPO) when the Bank shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Bank in its sole discretion:

(a) The Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by Cellu Tissue.

(b) A Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of governors of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the articles of organization and operating agreement of the Borrower, which were previously certified and delivered to the Bank continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

(c) A Certificate of the Secretary of the Cellu Tissue certifying as to (i) the resolutions of the board of governors of the Cellu Tissue approving the execution and delivery of this Amendment, (ii) attaching a true and correct copy of the articles of incorporation and bylaws of the Cellu Tissue which will become effective on the Closing Date, and (iii) setting forth the sample signatures of each of the officers and agents of the Cellu Tissue authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Cellu Tissue.

9. Expiration and Renewal of Bonds Letter of Credit. Pursuant to Section 2.10(a) of the Reimbursement Agreement, the Bonds Letter of Credit will expire on February 15, 2011, and may thereafter be renewed from time to time if the Bank decides to renew the Bonds Letter of Credit upon request of the Borrower. Section 2.10(a) provides that any such renewal shall be for an additional period of at least twelve (12) months. The Borrower is hereby notified that while the Bank will consider requests for renewal by the Borrower pursuant to Section 2.10(a), any such renewals shall be for an additional period of not more than twelve (12) months.

10. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

(a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’

rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary limited liability company action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any Governmental Rule, or the articles of organization or limited liability company agreement of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c) All of the representations and warranties contained in Article VII of the Reimbursement Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

11. References. All references in the Reimbursement Agreement to “this Agreement” shall be deemed to refer to the Reimbursement Agreement as amended hereby; and any and all references in the Loan Documents to the Reimbursement Agreement shall be deemed to refer to the Reimbursement Agreement as amended hereby.

12. No Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Reimbursement Agreement or breach, default or event of default under any Loan Document or other document held by the Bank, whether or not known to the Bank and whether or not existing on the date of this Amendment.

13. Release. The Borrower and Cellu Tissue by signing the Acknowledgment and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges the Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or Cellu Tissue has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

14. Costs and Expenses. The Borrower hereby reaffirms its agreement under the Reimbursement Agreement to pay or reimburse the Bank on demand for all costs and expenses incurred by the Bank in connection with the Reimbursement Agreement, the Loan Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Bank for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto whether or not this Amendment becomes effective. The Borrower hereby agrees that the Bank may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Reimbursement Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fees required under paragraph 7 hereof.

15. Miscellaneous. This Amendment and the Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ASSOCIATED BANK, NATIONAL ASSOCIATION		CELLU TISSUE-CITYFOREST LLC

		By	/s/ David Morris
By	/s/ Paul E. Way		Name: David Morris
	Paul E. Way		Title: Chief Financial Officer
Its: Senior Vice President

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, a guarantor of the indebtedness of Cellu Tissue CityForest, LLC, a Minnesota limited liability company (the “Borrower”) to Associated Bank, National Association. (the “Bank”) pursuant to a Guaranty dated as of March 21, 2007, (the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in paragraph 13 of the Amendment) and execution thereof; (iii) reaffirms its obligations to the Bank pursuant to the terms of his its Guaranty; and (iv) acknowledges that the Bank may amend, restate, extend, renew or otherwise modify the Reimbursement Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under its Guaranty for all of the Borrower’s present and future indebtedness to the Bank.

CELLU TISSUE HOLDINGS, INC.

By	/s/ David Morris
Name: David Morris
Title: Chief Financial Officer